EXHIBIT 99.i



NEWS RELEASE

DATE:     MAY 7, 2003
CONTACT:  JOE L. POWERS
          EXECUTIVE VICE PRESIDENT
          P.O. BOX 141000, NASHVILLE, TN  37214-1000
          WEBSITE:  www.thomasnelson.com
PHONE:    (615) 902-1300
FAX:      (615) 883-6353



      THOMAS NELSON INCREASES REVENUES 20% AND CONTINUING OPERATIONS
                PROFITS 55% FOR THE QUARTER NEDED MARCH 31, 2003

     Nashville, TN, May 7, 2003 - Thomas Nelson, Inc. (NYSE: TNM) today announced its results for the fourth quarter of fiscal 2003:

     For the three months ended March 31, 2003, the Company's net revenues were $60.2 million compared to $50.3 million in the prior year's comparable quarter, an increase of $9.9 million or 20%. Income from continuing operations was $3.3 million compared to $2.1 million in the previous year's quarter, an increase of $1.2 million, or 55%. Income per share from continuing operations was $0.23 (basic and diluted) versus $0.15 (basic) or $0.14 (diluted), increases of 53% and 64%, respectively.

     For the year ended March 31, 2003, net revenues were $217.2 million compared to $215.6 million in the previous year, up $1.6 million or 1%. Income from continuing operations was $10.2 million compared to $7.8 million in the previous year, a gain of $2.4 million or 30%. Income per share from continuing operations was $0.71 (basic) or $0.70 (diluted) versus $0.55 (basic) or $0.54 (diluted), increases of 29% and 30%, respectively.

     Financial Condition at March 31, 2003 is stronger than a year ago. Total debt has been reduced from $56.4 million as of March 31, 2002 to $26.0 million at March 31, 2003, a reduction of $30.4 million or 54%. Long-term is debt now 23% of total capital, compared to 42% at the end of fiscal year 2002. Total assets employed have been reduced by $22.4 million from fiscal 2002, primarily through reductions in inventories and the collection of accounts receivable and tax refunds. Shareholders' equity increased by $10.2 million or 13%.

     "Analysis of our recent results should take into consideration two unusual circumstances," said Sam Moore, chairman and chief executive officer. "In the year-ago fourth fiscal quarter our results reflect $1.3 million of income relating to the sale of our Kmart receivable, an asset that had previously been written down to zero. In the more recent quarter, our results include the write off of a $1.2 million receivable owed to us by a book distributor who recently received bankruptcy court protection. When combined, these two items impact our period-to-period performance by $2.5 million."

     "Despite that handicap, and the continuing economic softness, most of our operating units, as well as our general financial condition, scored improvements in the March quarter and for the fiscal year as a whole," Mr. Moore, continued. "It is gratifying to see that many of the plans and programs we've instituted to deal with the adverse economic conditions are working to good effect. This is important," Mr. Moore stated, "because even though we continue to find occasional signs that external conditions are starting to improve, we are wary about letting our optimism override our sense of prudent caution."

     Mr. Moore added: "Our products continue to enjoy market-leading positions, but retail sales at many of our important customers remain soft, as does store traffic. The good news in all this is that we continue to increase our share of most of our important markets, and dominate the best-seller lists in most of our product categories."

     "Even in this difficult operating environment, and given our generally conservative business stance, we continue to take initiatives to broaden our operating base" added Mr. Moore. "We are, for example, working very closely with retailers and distributors of gardening-oriented products in ways that will feature the State-specific gardening guides published by our Cool Springs Press imprint. I mention this because we are now in the peak season for this category of product, and initial sales reports are very encouraging. In addition, we have developed a strong relationship with WorldNetDaily (WND) and intend to develop additional book projects to appeal to this important constituency. The Savage Nation, which was #1 on the New York Times bestseller list for five weeks and, as of this date, remains in the top ten on the list after 17 weeks. It was our best-selling product in the fourth quarter and is now in our new WND division, which has several new product endeavors slated for release during the current fiscal year."

     "Shortly after the close of the year we received an income tax refund of $18.7 million," said Mr. Moore. "This arose from events surrounding the disposal of our C.R. Gibson operation in October 2001. The funds have been used to repay debt, and this refund is not reflected in the March 2003 financial statements."

     This news release includes certain forward-looking statements. Actual results could differ materially from those reflected by the forward-looking statements and a number of factors may affect future results, liquidity and capital resources. These factors include, but are not limited to, softness in the general retail environment, the timing and acceptance of products being introduced to the market, the level of product returns experienced, the level of margins achievable in the marketplace, the collectibility of accounts receivable, the recoupment of royalty advances, the effects of acquisitions or dispositions, the financial condition of our customers and suppliers, the realization of inventory values at carrying amounts, our access to capital and the realization of income tax (including the outcome of any future Internal Revenue Service audits) and intangible assets.
Future revenue and margin trends cannot be reliably predicted and may cause the Company to adjust its business strategy during the remaining portion of the 2003 fiscal year. The Company disclaims any intent or obligation to update forward-looking statements.

     Thomas Nelson, Inc. will host a conference call related to this earnings release at 10:00 a.m. CST on Wednesday, May 7, 2003. Individuals may listen to the call by dialing (800) 946-0712. The confirmation number for the call is 301440. The live broadcast of Thomas Nelson's quarterly conference call will be available online by going to www.thomasnelson.com/news and at www.streetevents.com. The online replay will be available shortly after the call and continue through May 14, 2003.

     Thomas Nelson, Inc. is a leading publisher, producer and distributor of products emphasizing Christian, inspirational and family value themes and believes it is the largest publisher of Bibles and inspirational products in the English language. For more information, visit our website www.thomasnelson.com.

     Thomas Nelson's Common stock and Class B Common stock is listed on the New York Stock Exchange (TNM-NYSE).

                                    ###



                       Thomas Nelson, Inc. & Subsidiaries
                     Consolidated Statements of Operations
               (000's omitted except per share data, unaudited)
                                    Three Months Ended      Twelve Months Ended
                                          March 31,               March 31,
                                      2003        2002        2003        2002
                                   ----------  ----------   ---------  ---------
Net revenues                         $60,198     $50,259    $217,217   $215,552
Costs and expenses:
 Cost of goods sold                   34,139      30,466     129,378    129,691
 Selling, general & administrative    19,820      15,060      66,852     66,649
 Depreciation & amortization             552         556       2,061      2,649
                                   ----------  ----------   ---------  ---------
Total expenses                        54,511      46,082     198,291    198,989
                                   ----------  ----------   ---------  ---------
Operating income                       5,687       4,177      18,926     16,563
Other income                              69         (76)        170         49
Interest expense                         644         966       3,026      4,295
Equity in earnings of investee            35         -            35        -
                                   ----------  ----------   ---------  ---------
Income from continuing operations
   before income taxes                 5,147       3,135      16,105     12,317
Provision for income taxes             1,879       1,144       5,878      4,496
Minority interest                          6         119         (43)       -
                                   ----------  ----------   ---------  ---------
Income from continuing operations      3,274       2,110      10,184      7,821

Discontinued operations:
 Operating loss, net of taxes            -           -           -         (766)
 Loss on disposal, net of taxes          -        (1,389)        -      (16,096)
                                   ----------  ----------   ---------  ---------
 Total loss from discontinued
  operations                             -        (1,389)        -      (16,862)
                                   ----------  ----------   ---------  ---------
Cumulative effect of change in
   accounting principle                  -           -           -      (40,433)
                                   ----------  ----------   ---------  ---------
Net income (loss)                    $ 3,274     $   721    $ 10,184   $(59,474)
                                   ==========  ==========   =========  =========
Weighted average number of shares
  Basic                               14,369      14,361      14,368     14,348
                                   ==========  ==========   =========  =========
  Diluted                             14,550      14,662      14,596     14,488
                                   ==========  ==========   =========  =========

Net income (loss) per share, Basic:
 Income from continuing operations   $  0.23     $  0.15    $   0.71   $   0.55
 Loss from discontinued operations       -         (0.10)        -        (1.18)
 Cumulative effect of change in
    accounting principle                 -           -           -        (2.82)
                                   ----------  ----------   ---------  ---------
Net income (loss) per share          $  0.23     $  0.05    $   0.71   $  (3.45)
                                   ==========  ==========   =========  =========

Net income (loss) per share,
   Diluted:
 Income from continuing operations   $  0.23     $  0.14    $   0.70   $   0.54
 Loss from discontinued operations       -         (0.09)        -        (1.16)
 Cumulative effect of change in
   accounting principle                  -           -           -        (2.79)
                                   ----------  ----------   ---------  ---------
Net income (loss) per share          $  0.23     $  0.05     $  0.70   $  (3.41)
                                   ==========  ==========   =========  =========

                       Thomas Nelson, Inc. & Subsidiaries
                           Consolidated Balance Sheets
                           (000's omitted, unaudited)

                                                     March 31,
                                                  2003          2002
                                               ----------  ----------
ASSETS
Current assets:
  Cash & cash equivalents                       $  1,707    $    535
  Accounts receivable, less allowances of
    $7,311 and $6,419, respectively               56,806      61,600
  Inventories                                     33,637      39,195
  Prepaid expenses                                13,521      17,571
  Assets held for sale                             1,785       2,500
  Refundable income taxes                           -          7,800
  Deferred income tax benefits                     5,085       7,966
                                               ----------  ----------
Total current assets                             112,541     137,167
  Property, plant & equipment, net                11,630       9,242
  Other assets                                     7,885       7,541
  Deferred charges                                 1,695       2,135
  Goodwill                                        29,304      29,304
                                               ----------  ----------
Total Assets                                    $163,055    $185,389
                                               ==========  ==========

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                              $ 20,218    $ 22,258
  Accrued expenses                                13,835      15,603
  Deferred revenue                                11,493      11,222
  Income taxes currently payable                   2,379         500
  Current portion of long-term debt                3,322       3,322
                                               ----------  ----------
Total current liabilities                         51,247      52,905

  Long term debt                                  22,630      53,052
  Deferred tax liability and other liabilities     1,311       1,856
  Minority interest                                   43         -
  Shareholders' equity                            87,824      77,576
                                               ----------  ----------
Total Liabilities & Shareholders' Equity        $163,055    $185,389
                                               ==========  ==========
